UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

February 24, 2021
Date of Report (Date of earliest event reported)

RAVEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

SD	001-07982		46-0246171
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

205 East 6th Street, P.O. Box 5107	Sioux Falls,	SD	57117-5107
(Address of principal executive offices)			(Zip Code)

(605) 336-2750
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1 par value	RAVN	Nasdaq	Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 24, 2021 Raven Industries, Inc. (the “Company”), (NASDAQ: RAVN) announced the appointment of Taimur Sharih as Chief Financial Officer and a Section 16 Officer effective upon commencement of his employment with the Company on March 1, 2021. Mr. Sharih replaces Steven Brazones, who has been serving as the Company’s Chief Financial Officer since December 1, 2014. Mr. Brazones remains with the Company as a Section 16 Officer and will be fully transitioning to be Division Vice President and General Manager for the Company’s Applied Technology Division.

Mr. Sharih, 47, most recently served as Senior Vice President and CFO of A&R Logistics, a $400 million chemical supply chain services company where he was responsible for implementing a strategic value creation plan and realigning the finance organization to better serve the needs of the business units. Prior to that, he was the CFO for Acetyl Intermediates, a division of Celanese Corporation (NYSE:CE). Additionally, Mr. Sharih spent 14 years at Praxair (NYSE:PX) in various financial roles, including Vice President of Finance for the U.S Industrial and Asia markets and Chief of Staff. Mr. Sharih holds a B.S. in Chemical Engineering from Lafayette College (Pennsylvania) and an Executive M.B.A from Washington University at St. Louis.

Under the terms of his offer letter, Mr. Sharih will receive an annual base salary of $390,000, as well as a one-time relocation bonus of $50,000 net subject to pro rata repayment if he resigns prior to completing 12 months of employment. Mr. Sharih will have an annual target bonus opportunity equal to 65% of his base salary, subject to achieving specified performance goals.

Mr. Sharih’s offer letter provides for the grant of stock under the Company’s 2019 Equity Incentive Plan. Mr. Sharih will be granted $350,000 of time-based Restricted Stock and Performance Stock Units. These will be split evenly between performance and restricted shares. He will also be granted $200,000 of time-based Restricted Stock Units to be fully vested after three (3) years as part of an onboarding award.

Additionally, on March 1, 2021 the Company will enter into a standard senior executive employment agreement (the “Employment Agreement”) and change in control agreement (the “Change in Control Agreement”) with Mr. Sharih.

There is no arrangement or understanding between Mr. Sharih and any other persons pursuant to which Mr. Sharih was selected as Chief Financial Officer. There are no family relationships between Mr. Sharih and any director or executive officer of the Company, and no transactions involving Mr. Sharih that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release relating to this Item 5.02 is furnished as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the press release is also available on its website at www.ravenind.com.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Raven Industries, Inc. press release dated February 24, 2021
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAVEN INDUSTRIES, INC.
/s/ Lee A. Magnuson
Lee A. Magnuson
General Counsel & Vice President, Corporate Secretary

Dated: February 25, 2021